Exhibit 10.3

AMENDING AGREEMENT

This Amending Agreement (the “Agreement”), effective as of April 8, 2021 (the “Effective Date”), is by and between VBI VACCINES INC., a company organized under the laws of the Province of British Columbia, Canada (“VBI”), and having a principal place of business at 310 Hunt Club Road, Suite 201, Ottawa ON K1V 1C1, and Brii Biosciences Limited, an exempted company organized under the laws of the Cayman Islands (“Brii Bio”), having its registered office at Vistra (Cayman) Limited, PO Box 3119, Grand Pavilion Hibiscus Way, 802 West Bay Road Grand Cayman KYI- 1205. VBI and Brii Bio are sometimes referred to as a “Party” and are collectively referred to as the “Parties”. Terms having capital letters which are not defined herein shall have the meanings given thereto in the Collaboration Agreement (as defined below).

WHEREAS, VBI and Brii Bio are parties to a certain Collaboration and License Agreement dated December 4, 2018 (the “Collaboration Agreement”);

WHEREAS, pursuant to the Collaboration Agreement, VBI and Brii Bio agreed that Brii Bio would conduct a Collaboration Clinical Trial in the Licensed Territory in order to support an application for Marketing Approval in the Licensed Territory;

WHEREAS, following execution of the Collaboration Agreement, the Parties decided that it would be preferable to expand the Collaboration Clinical Trial to countries outside the Licensed Territory for the purpose of supporting the application for Marketing Approval in the Licensed Territory;

AND WHEREAS, the Parties wish to amend the Collaboration Agreement in accordance with Section 17.4 thereof in order to set out their intention regarding expansion of the Collaboration Clinical Trial on the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Amendment to Article 1 - Definitions. Effective as of the December 4, 2018, Article 1 of the Collaboration Agreement shall be amended as follows:

(a)	Section 1.18 shall be deleted in its entirety and replaced with the following:

1.18 “Collaboration Clinical Trial” shall mean the Phase II Clinical Trial, to be conducted in accordance with the Development Plan in order to support an application for Marketing Approval in the Licensed Territory for the purpose of comparing VBI-2601 and a Novel Composition across multiple cohorts and dosing regimens.

(b) Section 1.93 shall be deleted in its entirety and replace with the following

1.93 “VBI Know-How” shall mean all Know-How owned or Controlled by VBI (which includes Know-How of its Affiliates) as of the Effective Date or during the Term that is necessary or useful to research, develop, make, have made, distribute, use, sell, offer for sale, have sold, import, export and otherwise commercialize the Licensed Compounds or Licensed Products. For the avoidance of doubt, the “VBI Know-How” shall not include Joint Know-How.

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2. Amendment to Section 3.1 (b). Effective as of December 4, 2018, Section 3.1(b) of the Collaboration Agreement shall be deleted in its entirety and replaced with the following:

(b) perform, or have performed, (i) studies (including Clinical Trials) and (ii) regulatory and other activities, each of (i) and (ii) as may be required to obtain and maintain Marketing Approval of the Licensed Products in the Licensed Territory; and

3. Amendment to Article 5. Effective as of December 4, 2018, Article 5 shall be amended as follows:

(a)	Section 5.1(a)(v) shall be deleted in its entirety and replaced with the following:

(v)	technology transfer of immune-monitoring assays to support clinical development in support of an application for Marketing Approval in the Licensed Territory;

(b)	Section 5.1(b) shall be deleted in its entirely and replace with the following:

(a) Review and Amendment of the Development Plan. From time to time, and no less than once per calendar year, the Joint Steering Committee shall review the Development Plan and determine if any amendments or additions are required in order to advance the objective of obtaining Marketing Approval for a Licensed Product in the Licensed Territory. Any modifications or amendments to the Development Plan shall become effective when reduced to writing and signed by both Parties or when included in minutes of the JSC which are approved by both Parties.

(b)	Section 5.3(b) shall be deleted in its entirety and replaced with the following:

(b) Post-Development Plan Costs. With the exception of costs related to Global Clinical Trials (as applicable), all Clinical Trials conducted for the purpose of supporting an application for Marketing Approval in the Licensed Territory following the conclusion of the Development Plan shall be borne by Brii Bio.

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4. Amendment to Article 7. Effective as of December 4, 2018, Article 7 shall be amended as follows:

(a)	Section 7.1(a) shall be deleted in its entirety and replaced with the following:

(a) VBI shall supply quantities of Licensed Product for use by Brii Bio in the conduct of Clinical Trials to support an application for Marketing Approval in the Licensed Territory, either itself or through a Third Party Manufacturer, subject to Section 7.2, in accordance with the terms and conditions set forth on Schedule 7.1(a) hereto, including the deliverables, cost allocation and timeframes set forth therein. For the avoidance of doubt, VBI shall not be required to develop formulation processes for the manufacture of any Licensed Product other than VBI-2601 pursuant to this Section 7.1(a) and any such formulation processes shall be developed by the Parties pursuant to the terms of the Development Plan.

(b)	Section 7.2(a) shall be deleted in its entirety and replaced with the following:

(a) At any time prior to the initiation of the first Phase III Clinical Trial (subject to Brii Bio’s ability to initiate an earlier transfer of Manufacturing Technology as set forth in Schedule 7.1(a) in the event that VBI is delayed by more than six (6) months in meeting its final deliverable obligations set forth therein) for the Licensed Product to support an application for Marketing Approval in the Licensed Territory, Brii Bio may elect to have VBI transfer manufacturing responsibility for clinical supply and commercial supply to a Third Party manufacturer either in the VBI Territory or the Licensed Territory (to the extent permitted by Applicable Law) (the “Third Party Manufacturer”); provided that, VBI shall have no obligation to commence such transfer until after the Collaboration Clinical Trial has been initiated. Once Brii Bio has elected to have VBI initiate such transfer, then VBI will use Commercially Reasonable Efforts to effect a transfer of the Manufacturing Technology in accordance with the requirements set forth in this Section 7.2(a), including the timeframes set forth in the foregoing sentence. The Parties shall mutually agree upon such Third Party Manufacturer through the JSC, provided that the selection of such Third Party Manufacturer shall be subject to Brii Bio’s final-decision making authority in accordance with Section 4.4(a). Once such selection has been made, the Parties shall enter into a three (3)-party Supply Agreement with such Third Party Manufacturer for commercial supply of Licensed Products solely to Brii Bio; provided that, VBI’s rights under such Third Party Manufacturer supply agreement shall be limited to ensuring that such Third Party Manufacturer (i) maintains the confidentiality of VBI’s Confidential Information, including any information related to the VBI Technology, (ii) complies with VBI’s obligations under the Ferring License, and (iii) complies with applicable Licensed Product specifications and Applicable Laws. VBI shall use Commercially Reasonable Efforts to fully enable such Third Party Manufacturer to manufacture Licensed Products, including through the technology transfer requirements set forth in Section 7.2(b) below.

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5. Amendment to Article 11. Effective as of December 4, 2018, Article 11 of the Collaboration Agreement shall be amended as follows:

a)	Section 11.1 shall be deleted in its entirety and replaced with the following:

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it or to its Affiliates by the other Party or its Affiliates (the “Disclosing Party”) including, but not limited to, all Know How, Inventions and any other technical, regulatory or business information of whatever nature (collectively, “Confidential Information”). For purposes of this Agreement, (a) all VBI Know-How shall be Confidential Information of VBI and (b) all Brii Bio Know-How shall be Confidential Information of Brii Bio.

(a)	Section 11.2 shall be deleted in its entirety and replaced with the following:

11.2 Exceptions. Notwithstanding Section 11.1 above, the obligations of confidentiality and non-use shall not apply to Confidential Information that, in each case as demonstrated by competent evidence:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party or any of its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party or one of its Affiliates and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Person other than the Disclosing Party, and who, to the best knowledge of the Receiving Party, did not directly or indirectly receive such information directly or indirectly from the Disclosing Party or one of its Affiliates under an obligation of confidence; or

(e) was independently developed by the Receiving Party or its Affiliate without use of or reference to any information or materials disclosed by the Disclosing Party or one of its Affiliates.

(c)	Section 11.3 shall be deleted in its entirety and replaced with the following:

11.3 Permitted Disclosures. Notwithstanding the provisions of Section 11.1, each Party may disclose Confidential Information belonging to the other Party or its Affiliates as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

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(c) submission to a Regulatory Authority in connection with a Marketing Approval of a Licensed Product;

(d) complying with applicable court orders, Applicable Law or governmental regulations including the requirements of any securities exchange;

(e) to those of its employees, Affiliates, contractors or agents who have a need to know such Confidential Information in order to enable the Receiving Party to carry out its obligations pursuant to this Agreement provided that such persons are subject to obligations of confidentiality and non-use at least equivalent in scope to the obligations set forth in this Article 11;

(f) to existing or potential acquirers or merger candidates; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11; and advisors; provided, however, that neither Party shall make such disclosure to a competitor of the other Party, without obtaining the Disclosing Party’s prior consent in writing; and provided further, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 11.1 as if such individuals were parties directly bound to the requirements of this Article 11.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information (including information belonging to such Party’s Affiliates), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided, that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 11. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

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6. Amendment to Article 14. Effective as of December 4, 2018, Article 14 of the Collaboration Agreement shall be amended as follows:

(a)	Section 14.1 shall be deleted in its entirety and replaced with the following:

14.1 Indemnification of VBI. Brii Bio shall indemnify and hold harmless VBI and its Affiliates, and its and their directors, officers, employees and agents of such entities (the “VBI Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claims”) incurred by any VBI Indemnitee, arising from, or occurring as a result of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Licensed Product by Brii Bio or its Affiliates or Sublicensees in the Licensed Territory (which, for greater certainty, includes Clinical Trials conducted by Brii outside the Licensed Territory for the purpose of supporting an application for Market Approval in the Licensed Territory); (b) gross negligence or willful misconduct by or on behalf of Brii Bio or its Affiliates in performing any activities in connection with this Agreement; and (c) any material breach of any representations, warranties or covenants by Brii Bio under this Agreement; except, in each case ((a) – (c)), to the extent such Third Party Claims fall within the scope of the indemnification obligations of VBI set forth in Section 14.2.

(b)	Section 14.4 shall be deleted in its entirety and replaced with the following:

14.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (including D&O insurance) in an amount consistent with industry standards, for a company in a similar position to such Party, during the Term, which shall include, but not be limited to ten million Dollars ($10,000,000). Each Party shall ensure that its product liability insurance policy affords the other Party (and, in the case of VBI, its subsidiary SciVac Limited) the status of additional insured under such policy. Each Party shall provide the other Party with written notice at least thirty (30) days prior to any cancellation, nonrenewal or material change in the insurance described above. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. If a Party’s insurance certificate for product liability insurance names any additional insured, then such Party shall ensure that the other Party is identified as an additional insured on such certificate. Each Party shall provide a certificate of insurance evidencing its D&O insurance annually. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 14.

7. Amendment to Article 15. Effective as of December 4, 2018, Article 15 shall be amended as follows:

(a)	Section 15.3 shall be deleted in its entirety and replaced with the following:

15.3 Other Brii Bio Termination Rights.

(a) Voluntary Termination. Brii Bio shall have the right in its sole and absolute discretion, to terminate this Agreement, either with respect to a Region or in its entirety, upon one hundred and eighty (180) days prior written notice to VBI for convenience, without cause, and for any or no reason.

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(b) Termination for Safety Reasons. Brii Bio may terminate this Agreement at any time during the Term immediately upon providing written notice to VBI if a Data and Safety Monitoring Board or any Regulatory Authority in the Licensed Territory or in a country where a Clinical Trial is being conducted by Brii for the purpose of supporting an application for Market Approval in the Licensed Territory imposes a clinical hold on any Clinical Trial for a Licensed Product for six (6) consecutive months.

(b) Section 15.6 shall be deleted in its entirety and replaced with the following:

15.6 Clinical Trials Upon Termination. In the event there are any on-going Clinical Trials of the Licensed Product in the Field for the purpose of supporting an application for Marketing Approval in the Licensed Territory as of the date of termination hereof, the Parties shall negotiate in good faith and adopt a plan to wind-down such Clinical Trials in an orderly fashion or, at VBI’s election, promptly transition such development activities to VBI or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Trials and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.

8. Amendment to Schedule 7.1(a). As of the Effective Date, Schedule 7.1(a) shall be amended by the deletion of the second bullet point and its replacement with the following:

●	VBI will provide clinical supply at VBI’s cost and expense for GMP Batch 0, GMP Batch 1, GMP Batch 2 and the Tox Study in support of 50mcg dose. Such clinical supply shall be transferred to Brii Bio in accordance with a mutually agreed upon material transfer agreement which shall be entered into by the Parties no later than 30 days prior to the first contemplated transfer of such clinical supply. VBI shall use Commercially Reasonable Efforts to provide additional quantities of clinical supply for Clinical Trials to support an application for Marketing Approval in the Licensed Territory to Brii Bio at VBI’s fully burdened manufacturing costs. Brii Bio will be responsible for any additional costs specifically related to the Brii Bio Adjuvant and required formulation for the Novel Composition.

9. Collaboration Agreement to Remain in Full Effect. Except as amended by this Agreement, the Collaboration Agreement shall continue to be in full force and effect, without amendment, and is hereby ratified and confirmed. The Collaboration Agreement shall henceforth be read and construed in conjunction with this Agreement.

10. Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11. Execution and Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages of this Agreement may be scanned and delivered electronically and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed Agreement as of the Effective Date.

VBI VACCINES INC.

By:	/s/ J. Baxter
Name:	J.R. BAXTER
Title:	CEO

BRII BIOSCIENCES LIMITED

By:	/s/ Zhi Hong
Name:	Zhi Hong
Title:	CEO